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                                                                    EXHIBIT 14.1




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                        CODE OF ETHICAL BUSINESS CONDUCT
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Honesty and integrity are the backbone upon which eLoyalty builds and maintains its relationships with clients, vendors and employees. eLoyalty expects its directors, officers and other employees to observe high ethical standards in the performance of their duties and to observe all laws and regulations governing their business transactions and practices. Furthermore, eLoyalty requires every director, officer and other employee to take no action, and to not engage in any conduct, that would cause eLoyalty or any of its clients, vendors or employees embarrassment or humiliation, that creates the appearance of impropriety, or otherwise causes or contributes to eLoyalty being held in disrepute by the general public or by eLoyalty's clients, vendors or employees.

The standards presented in this policy are intended as guidelines and obviously cannot cover every situation in our business environment. We expect directors, officers and other employees to carefully consider their actions and apply sound common sense and good judgment to decision making. If you have a question or are doubtful about a particular action, you (if you are an employee) should talk with your Employee Manager, Skill Group Leader, or Department Head, as appropriate, or the Legal Department. In all cases, we expect a good faith effort to follow the spirit and intent of this policy and applicable laws.

COMPLYING WITH LAW

All directors and employees of the company should respect and comply with all of the laws, rules and regulations of the U.S. and other countries, and the states, counties, cities and other jurisdictions, in which the company conducts its business or the laws, rules and regulations of which are applicable to the company.

Such legal compliance should include, without limitation, compliance with the "insider trading" prohibitions applicable to the company and its employees, officers and directors. Generally, employees, officers and directors who have access to or knowledge of confidential or non-public information from or about the company are not permitted to buy, sell or otherwise trade in the company's securities, whether or not they are using or relying upon that information. This restriction extends to sharing or tipping others about such information, especially since the individuals receiving such information might utilize such information to trade in the company's securities. In addition, the company has implemented trading restrictions to reduce the risk, or appearance, of insider trading. Company employees, officers and directors are directed to the company's Insider Trading Policy, to the company's Legal Department or to the company's Chief Financial Officer if they have questions regarding the applicability of such insider trading prohibitions.

This Code of Ethical Business Conduct does not summarize all laws, rules and regulations applicable to the company and its employees, officers and directors. Please consult the company's Legal Department and the various guidelines that the company has prepared on specific laws, rules


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and regulations.

CONFLICTS OF INTEREST

A fundamental principle behind our Code of Ethical Business Conduct is that directors or employees should not use their position or association with eLoyalty for their own gain or for the personal benefit of their family, friends or associates. A "conflict of interest" exists whenever an individual's private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the company. A conflict situation can arise when a director or employee takes actions or has interests that may make it difficult to perform his or her company work objectively and effectively. Conflicts of interest may also arise when a director or employee, or members of his or her family, receives improper personal benefits as a result of his or her position in the company, whether received from the company or a third party. Loans to, or guarantees of obligations of, directors or employees and their respective family members may create conflicts of interest. Federal law prohibits loans to directors and executive officers.

Conflicts of interest are prohibited as a matter of company policy, except under guidelines approved by the Board of Directors or committees of the Board. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or the company's Legal Department. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in this Code. See below and also the sections of this Handbook entitled "Employment of Relatives" and "Social Relationships Among Employees, Clients, Vendors and Third Parties" for additional information regarding specific types of potential conflicts.

-    BUSINESS TRANSACTIONS

     In general, directors and employees may not receive money or any other thing of value, either directly or indirectly, because of participating in business transactions conducted on behalf of the company.

     In addition, directors and employees may not have a substantial interest, whether financial or personal, in any such business transaction. For purposes of this policy, a substantial financial interest will be determined on a case by case basis, taking into account all facts and circumstances. However, in all cases, having (individually, or together with member(s) of your family or household) a 5% or greater ownership interest in the other company will be deemed having a substantial financial interest. For example, when asked or authorized to negotiate a contract or purchase on eLoyalty's behalf, employees should not be personally involved in negotiations with the other company if they or their families possess an ownership interest of 5% or greater. This does not mean that such companies cannot do business with eLoyalty. Rather, the goal is to ensure that negotiations with all companies are based strictly on terms of quality, suitability, service, price and efficiency. A director or employee should advise eLoyalty if such a conflict exists.

-    OUTSIDE EMPLOYMENT/BUSINESS ACTIVITY (EMPLOYEES ONLY)

     Employees must obtain prior written approval from eLoyalty's management with respect to any


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     outside employment or business activities, regardless of whether any compensation is received for the activities or employment. Outside employment, self-employment and other activities prohibited by law or regulation or that may result in a conflict of interest with eLoyalty are not permitted.

     Examples of activities requiring prior written approval from eLoyalty's management include full or part-time services as an officer, director, general or limited partner, consultant or employee of another business organization; and, agreements to be employed or compensated by a person or entity other than eLoyalty and its subsidiaries. This requirement would apply to compensation of any type, if compensation were received (e.g., commission, salary, fee, bonus, contingent compensation, etc.), whether in cash or non-cash form.

     eLoyalty may, at its discretion, ask that an employee discontinue any outside business activity or employment at any time if a conflict develops with eLoyalty's business or its work for its clients, or if attendance or performance of the employee's duties for eLoyalty are adversely affected.

-    GIFTS AND ENTERTAINMENT

     PERMISSIBLE GIFTS AND ENTERTAINMENT

     Directors and employees may give or receive gifts related to eLoyalty's business of nominal value when such gifts are customary in the industry, will not violate any laws, will not influence or appear to influence the director's or employee's judgment or conduct of business for eLoyalty and will not violate the policies of the recipient's employer. Business-related gifts include business courtesies such as dinners, theatre tickets, sporting events, golf outings, or transportation, food, or lodging in connection with client or vendor-sponsored education or executive briefings, etc., provided the frequency and cost of such courtesies are within reason.

     IMPERMISSIBLE GIFTS AND ENTERTAINMENT

     Directors and employees may not receive or furnish improper gifts or entertainment to or from individuals or organizations with which eLoyalty has a current or potential business or other relationship. Such conduct violates company policy and can result in a violation of national, state or local laws and regulations of various jurisdictions in which we operate. An example of improper entertainment would be taking a client (or being taken by a client) to an adult entertainment facility.

     Improper or unacceptable gifts and gratuities include, money, favors, bribes, kickbacks, secret commissions, entertainment inappropriate to a professional organization, payment of personal or business expenses, loans, future employment, or any other tangible or intangible item of excessive value. Whether an item is of excessive value depends on the facts and circumstances surrounding the item and the giving of it. If you have any concerns about the appropriateness of a gift or gratuity, you should err on the side of caution and bring it to the attention of a member of the Executive Team, directly or through your manger, for evaluation. Directors or employees who receive gifts or gratuities in violation of this policy must return the gift or gratuity, accompanied by a letter from management outlining eLoyalty's policy.

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CORPORATE OPPORTUNITY

Directors and employees are prohibited from (a) taking for themselves personally opportunities that properly belong to the company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the company. Directors and employees owe a duty to the company to advance its legitimate interests when the opportunity to do so arises.

CONFIDENTIALITY

Directors and employees of the company must maintain the confidentiality of confidential information entrusted to them by the company or its suppliers or customers, except when disclosure is authorized by the Legal Department or required by laws, regulations or legal proceedings. Whenever feasible, directors and employees should consult the Legal Department if they believe they have a legal obligation to disclose any such confidential information. Confidential information includes all non-public information that might be of use to competitors of the company, or harmful to the company or its customers if disclosed. See the section of this Handbook entitled "Non-Disclosure, Confidentiality and Protection of Proprietary Information" for additional information on the company's expectations regarding confidentiality.

FAIR DEALING

Each director and employee should endeavor to deal fairly with the company's customers, suppliers, competitors, officers, directors and employees when engaging in business for eLoyalty. None should take unfair advantage of anyone in such a circumstance through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

PROTECTION AND PROPER USE OF COMPANY ASSETS

All employees, officers and directors should protect the company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the company's profitability. All company assets should be used for legitimate business purposes.

RECORD-KEEPING

The company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or manager.

All of the company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the company's transactions and must conform both to applicable legal requirements and to the company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or

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regulation.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos and formal reports. Records should always be retained or destroyed according to the company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the company's Legal Department.

ACCOUNTING COMPLAINTS

The company's policy is to comply with all financial reporting and accounting regulations applicable to the company. If any employee of the company has concerns or complaints regarding questionable accounting or auditing matters of the company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee of the Board of Directors (which will, subject to its duties arising under applicable law, regulations and legal proceedings, treat such submissions confidentially). For a copy of eLoyalty's full policy regarding the receipt and handling of these types of complaints, please contact the Legal Department.

PUBLIC COMPANY REPORTING

As a public company, it is of critical importance that the company's filings with the Securities and Exchange Commission be accurate and timely. Depending on their position with the company, an employee or director may be called upon to provide necessary information to assure that the company's public reports are complete, fair and understandable. The company expects employees and directors to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to the company's public disclosure requirements.

REPORTING ISSUES REGARDING ETHICAL BUSINESS CONDUCT

Directors and employees must talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Employees who are concerned that violations of this Code or that other illegal or unethical conduct by employees or directors of the company have occurred or may occur should either contact their supervisor or superiors. Directors and employees that do not believe it appropriate or are not comfortable approaching their supervisors or superiors about their concerns or complaints, may contact either the company's Legal Department or the company's Human Resources Department. If their concerns or complaints require confidentiality, including keeping their identity anonymous, then this confidentiality will be protected, subject to applicable law, regulation or legal proceedings.

Employee Managers, Skill Group Leaders, Department Heads and Project Managers are responsible for implementing measures to detect and immediately report to Human Resources any conduct that might violate this Code. eLoyalty's Human Resources team will review the issue and either take action directly or forward it to the appropriate party for investigation and ultimate resolution.

Non-compliance with this Code will be reviewed and evaluated to determine the circumstances and


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severity of the problem. Employees and directors who have violated this Code will be subject to disciplinary/corrective action (up to and including, in the case of employees, termination of employment), legal action and/or other measures as may be appropriate.

NON RETALIATION

eLoyalty strives to protect innocent parties in their reporting of policy violations. eLoyalty strictly prohibits retaliation against any employee who, in good faith, reports a suspected violation of this Code. The Human Resources team will act promptly to assure compliance with this policy against retaliation.

If you have questions about this Code, please contact eLoyalty's Human Resources team.

AMENDMENT, MODIFICATION AND WAIVER

This Code may be amended or modified by the Board of Directors. Waivers of this Code for any director or member of the Executive Team may be granted only by the Board of Directors. Waivers of this Code for any other employee may be granted only by either (i) the Board of Directors or (ii) the President and Chief Executive Officer or the Vice President and Chief Financial Officer. The foregoing requirements are in all respects subject to the disclosure and other provisions of the Securities Exchange Act of 1934, and the rules thereunder and the applicable rules of the Nasdaq National Market.


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